Exhibit 10.22

SEVERANCE AND RELEASE OF CLAIMS AGREEMENT

This Severance and Release of Claims Agreement is made and entered into by and between David A. Svacina (“Svacina”) and Peoples State Bank, Wausau, Wisconsin and successors and assigns (the “Bank”).

WHEREAS, Svacina is employed by the Bank pursuant to an Employment Agreement dated January 1, 2003, and as amended on April 13, 2005 (“Employment Agreement”); and

WHEREAS, Svacina has decided to voluntarily terminate his employment effective December 31, 2006, pursuant to Paragraph 5(c) of the Employment Agreement; and

WHEREAS, the Bank is willing to offer Svacina severance pay and benefits over and above what he would be entitled to under the terms of the Employment Agreement, the Bank’s employment policies, and/or applicable laws in exchange for a complete and full release of claims;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, it is agreed as follows:

1.

No Liability.  The Bank and Svacina agree that neither the negotiation or the signing of this Agreement constitutes an admission by the Bank that it has acted wrongfully with respect to Svacina or any other person or that Svacina has any rights whatsoever against the Bank.  The Bank specifically disclaims any liability to, or wrongful acts against, Svacina or any other person, on the part of itself, its directors, officers, employees, and agents and Svacina disclaims any liability to, or wrongful or unlawful conduct against the Bank.

2.

Termination of Employment.  Pursuant to paragraph 5(c) – Termination by Mr. Svacina of the Employment Agreement, Svacina hereby submits his resignation as an employee of the Bank effective the close of business on December 31, 2006, and the Bank hereby accepts Svacina’s voluntary resignation.

3.

Severance Pay and Benefits.

a.

Severance Pay:  As a severance benefit and as consideration for Svacina entering into this Agreement, Svacina shall receive severance pay totaling One Hundred Sixty-Four Thousand One Hundred Twenty Dollars and 84/100ths ($164,120.84) to be paid in fifty-two (52) equal installments of Three Thousand One Hundred Fifty Six Dollars and 17/100ths ($3,156.17) which will be paid by direct deposit in accordance with the Bank’s usual and customary payroll practices starting on January 12, 2007, with the final payment being made on December 26, 2008.  The severance pay shall be reduced by applicable state and federal income and employment taxes which the Bank is required to withhold.

b.

Health Insurance:  As additional consideration to Svacina for entering into this Agreement, the Bank agrees to allow Svacina to continue family plan coverage under the Bank’s group health insurance plan until Svacina reaches age 65 or until Svacina becomes eligible for alternate coverage, whichever comes sooner, with the Bank paying fifty percent (50%) of the premium that is in effect for other Bank employees at the time, commencing January 1, 2007.  During the period of severance pay, Svacina’s fifty percent (50%) contribution towards the cost of continuation under the Bank’s group health insurance plan shall be deducted from his severance payment.  Thereafter, Svacina shall be required to pay his fifty percent (50%) portion of the premium that is in effect for other Bank employees at the time directly to the Bank no later than the 15th of the month starting in January of 2009.  Should Svacina fail to make timely payment of his portion of the premium that is in effect for other Bank employees at the time for group health insurance continuation, his rights and the rights of his spouse, Darlene Svacina, as provided below, to continuation under the Bank’s group health insurance plan shall terminate.

After Svacina reaches age 65, the Bank agrees to allow his wife, Darlene Svacina, to elect to be covered until her 65th birthday under a single plan under the Bank’s group health insurance plan then in effect with Darlene Svacina paying directly to the Bank by the 15th of each month 100% of the premium that is in effect for other Bank employees at the time.  It is further understood that in the event that Svacina dies before he reaches age 65, Darlene Svacina may elect to continue to be covered under single coverage under the Bank’s group health insurance plan from the date of Svacina’s death until Darlene Svacina reaches age 65 with Darlene Svacina paying 100% of the premium that is in effect for other Bank employees at the time.  It is further understood that in the event that Svacina and Darlene Svacina divorce before either of them reaches age 65, Darlene Svacina’s rights under this Agreement shall terminate.  It is further understood that Darlene Svacina’s rights shall not transfer or be assigned to Svacina’s spouse should he remarry.

c.

Retirement Benefits:  If Svacina is employed on December 31, 2006, Svacina shall be entitled to the regular and normal profit contribution  towards his 401(k) for the year 2006 in accordance with plan documents.  The Bank also agrees that Svacina shall be entitled to any normal contributions that the Bank will make including all earning credits normally credited towards his deferred compensation in accordance with plan documents.

4.

Post Employment Consultation/Cooperation.  Upon request by the Bank, Svacina agrees to cooperate to the extent necessary to protect the interests of the Bank and any of its affiliates or related entities, including without limitation, by providing the Bank with any information that Svacina may have about the Bank’s business and its operations, providing consulting services to the Bank, and/or by providing truthful testimony as a witness or declarant in connection with any pending or potential future litigation which may arise as to which Svacina may have relevant information, with the understanding that if such services are required after Svacina’s last day of employment, the Bank shall pay him an hourly rate of fifty-five dollars and 70/100ths ($55.70) per hour for such services and reimburse Svacina for reasonable expenses incurred at the Bank’s request.

5.

Return of Bank Property.  Svacina warrants and agrees that he will return to the Bank all property and confidential information belonging to the Bank including, without limitation, all correspondence, memoranda, notes, records, customer lists, reports, files, software, credit cards, door and file keys, computer access codes, computer disks, instructional manuals, and all other physical or personal property which Svacina received, prepared, or help prepare in connection with his employment with the Bank, and that he will not retain any copies, duplicates, reproductions, or excerpts thereof.

6.

Restrictive Covenant.  Svacina agrees that from January 1, 2007, through December 31, 2007, that he will not, (a) within a radius of twenty-five (25) miles from the principal office of the Bank, or any branch or subsidiary office or operation of the Bank, directly or indirectly, solicit loans, deposits, or other business on behalf of any depository institution doing business as a bank, brokerage firm, savings and loan association, or as a mortgage broker, or on behalf of any other entity which competes with the Bank’s retail, investment sales and commercial loan business (collectively referred to as “financial institution”); (b) directly or indirectly, solicit loans, deposits, or other business on behalf of any financial institution from any person, corporation, limited liability company, partnership or other entity or organization who (i) was a customer of the Bank on December 31, 2006, or any time during calendar year 2006; or (ii) was solicited by him for loans, deposits, or other business on behalf the Bank at any time during calendar year 2006; and (c) directly or indirectly, for himself or any other person induce or attempt to induce any customer of the Bank to cease doing business with the Bank, or any way interfere with the relationship between any customer of the Bank and the Bank.

For purposes of this paragraph 6, the term “directly or indirectly” includes (a) any sale through any medium and (b) the direct or indirect ownership, management, operation, control, service as a director for, or association or employment with, any Financial institution if such financial institution is engaged in the activities prohibited by Svacina by the provisions of this paragraph 6 and Svacina’s activities or services for such Financial institution involve the activities and services which are the same or substantially similar to those services performed by him for the Bank; provided, however, that an aggregate beneficial ownership interest of Svacina of less than five percent (5%) of the equity interest of any Financial institution (or affiliate thereof) whose stock is registered pursuant to the provisions of the Securities Exchange Act of 1934 shall be deemed not to constitute a violation of this provision.  Svacina further agrees that the restrictions set forth in this paragraph 6 are reasonably necessary to protect the business interests of the Bank.

7.

Confidential Information.  Svacina further agrees that from January 1, 2007, through December 31, 2008, he will not reveal to any individual who is not then either employed by, retained by, or on the Bank Board of Directors, or any of its subsidiaries, without the consent of the Bank, any confidential or proprietary information of the Bank, revealing of which would adversely affect the business of the Bank, unless Svacina discloses such matters in response to a subpoena or to discovery proceedings concerning a matter in litigation or based on the advice of counsel acceptable to the Bank that such disclosure is appropriate or necessary under applicable law or regulation.

8.

Release of Claims.  As a material inducement for the Bank to enter into this Agreement, Svacina on behalf of himself, his heirs, his estate, and his successor and assigns, hereby irrevocably and unconditionally releases and forever discharges the Bank and each of the Bank’s shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all claims or liabilities arising out of or in any way connected with Svacina’s employment with the Bank or the termination of that employment, including, but not limited to:  claims arising under the Age Discrimination in Employment Act; Title VII of the 1964 Civil Rights Act, as amended; the Americans with Disabilities Act; the Civil Rights Act of 1991, as amended; applicable state and federal Family and Medical Leave Acts; the Wisconsin Fair Employment Act; and any claim under any other applicable state and/or federal law prohibiting discrimination.  Svacina also hereby releases any and all claims for breach of contract, wrongful discharge, personal injury, defamation, intentional infliction of emotional distress, promissory estoppel, negligence or any other breach of duty, breach of public policy, and/or any common law cause of action of whatever nature, related to any and all aspects of his employment with the Bank and the termination of that employment.  However, it is understood that Svacina is not releasing or waiving any rights or claims which may arise after this Agreement is executed by him, any claims for the sole purpose of enforcing his rights under this Agreement, or claims which by law cannot be waived.

9.

Right to Review and Rescind.  Consistent with the provisions of the Older Worker Benefit Protection Act of 1990, Svacina has up to twenty-one (21) calendar days from the receipt of this Agreement to review and consider this Agreement before signing it.  Svacina understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing.  Svacina further understands that he may rescind or revoke this Agreement and Release for any reason within seven (7) calendar days after signing it.  To be effective, the rescission or revocation must be in writing and received by the Bank’s President, Peter W. Knitt, within the seven (7) day period.  This Agreement shall not become effective until the rescission or revocation period has expired.  Svacina also understands that in the event that he rescinds this Agreement, the Bank shall have no obligation whatsoever to pay the severance benefits provided herein and this Agreement will be rendered null and void.

10.

Right to Consult an Attorney.  Svacina understands that he has the right and the Bank hereby advises Svacina to consult with an attorney before signing this Agreement.

11.

Offset of Benefits if Agreement Violated.  The severance pay and benefits provided to Svacina and his current spouse, Darlene, under the terms of this Agreement are subject to termination, offset, and recoupment in the event that Svacina takes any action or engages in any conduct which is in violation of this Agreement.  The Bank shall give Svacina written notice at least ten (10) days prior to taking any action to terminate, offset, or recoup any payments of the value of any benefits made under the terms of this Agreement.

12.

No Reliance.  Svacina represents and acknowledges that in executing this Agreement, he does not rely on and has not relied on any representations or statements not set forth herein made by any of the Releasees or any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise.  Svacina represents and agrees that he fully understands his right to discuss all aspects of this Agreement with a private attorney, and that this Agreement constitutes the full and final agreement between him and the Bank and that he is voluntarily entering into this Agreement.

13.

Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and Svacina and supercedes any prior understandings, agreements (including, but not limited to, the Employment Agreement), or prior representations by and between the parties, whether written or oral, to the extent they relate in any way to the subject matter hereof.

14.

Binding Effect.  This Agreement and all covenants set forth herein shall be binding upon and shall inure to the benefit of the Bank and Svacina, their legal successors, heirs, assigns, representatives, parent companies, subsidiaries companies, and agents.  The terms of this Agreement constitute a binding contract.

15.

Construction.  This Agreement shall not be construed or interpreted for or against any party hereto because that party drafted or caused the party’s legal representative to draft any of its provisions.  The parties agree that the Agreement shall be interpreted as a whole and in accordance with the laws of the State of Wisconsin.

16.

Severability.  If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application.  To this end, the provisions of the Agreement are severable.

PEOPLES STATE BANK

EMPLOYEE

By:  PETER W. KNITT

By:  DAVID A. SVACINA

Peter W. Knitt, President

David A. Svacina

Date:  April 13, 2006

Date:  April 13, 2006